SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number 1-11729

                           Liberty Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

         555 North Lane, Conshohocken, Pennsylvania 19428 (610) 834-0330
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 par value per share
         Series A Junior Participating Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)


                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(I)   [  ]
          Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)  [  ]
          Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(3)      [  ]
          Rule 12h-3(b)(1)(i)    [X]           Rule 15d-6            [  ]

      Approximate number of holders of record as of the certification or notice date: 100

      Pursuant to the requirements of the Securities Exchange Act of 1934, Liberty Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 17, 1998                 By: /s/ Augustus I. duPont
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                                              Augustus I. duPont
                                              Vice President & Secretary